GUARDI & ASSOCIATES
ATTORNEYS AND COUNSELORS AT LAW
BUSINESS, CORPORATE AND SECURITIES LAW
WWW. SECLAWYER.ORG

NOEL EDMUND GUARDI, ESQ.
DIRECT DIAL: 303-969-8886
SECLAWYER@IONSKY.COM

April 30, 2008

Banyan Corporation.
9025 Wilshire Blvd., Penthouse Suite 500
Beverly Hills, CA 90211

Gentlemen:

          We have been engaged as counsel for Banyan Corporation, an Oregon corporation (the “Company”), in connection with the issuance, under the Securities Act of 1933, as amended (the “Act”), under the Company’s 2008 Stock Award Plan (the “Plan”), and pursuant to certain Stock Award Agreements under the Plan, of 80,000,000 shares of Common Stock, $.0001 par value, including, 20,000,000 shares to be issued to John Geib (the “Geib Award”), and a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection therewith. The aggregate of 80,000,000 shares to be registered are hereinafter referred to as the “Shares.”

          In connection with rendering the opinion as set forth below, we have reviewed and examined the following:

1.	The Articles of Incorporation of the Company, as amended;
2.	The Bylaws of the Company, as amended;
3.	The Plan;
4.	The Registration Statement and exhibits thereto as filed with the Commission;
5.	Consent to Action in Lieu of Meeting of the Directors of the Company dated April 30, 2008;

6.	The Geib Award; and,

other such documents and legal authorities as we deemed necessary for purposes of rendering this opinion.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted to me as photocopies or facsimile copies, and the authenticity of the originals of such copies.

          Based upon the foregoing and in reliance thereon, it is our opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, fully paid and non assessable shares of the Company’s Common Stock, $no par value, and, upon the filing of the Registration Statement will be duly registered pursuant to the Securities Exchange Act of 1933. This opinion is expressly limited in scope to the Shares and does not cover subsequent issuances of shares.

          This opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without our prior express written consent. This opinion is based upon our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters that come to our attention hereafter.

Very truly yours, /s/ Noel Guardi Noel E. Guardi, Esq.